PROSPECTUS SUPPLEMENT	Filed Pursuant to 424(b)(3)

To Prospectus dated May 6, 2025	Registration No. 333-274606

KINDLY MD, INC.

2,059,811 Shares of Common Stock Issuable Upon Exercise of Previously Issued Warrants

and

82,310 Shares of Common Stock

This prospectus supplement updates and supplements the information contained in the prospectus dated May 6, 2025 (as may be supplemented or amended from time to time, the “Prospectus”), which forms part of our registration statement on Form S-1 (File No. 333-274606), as amended, with the information contained in our Current Report on Form 8-K which was filed with the Securities and Exchange Commission on September 26, 2025 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by Kindly MD, Inc., a Utah corporation, of up to 2,059,811 shares of common stock underlying the tradeable warrants (the “Tradeable Warrants”), the non-tradeable warrants (the “Non-tradeable Warrants”) and the representative’s warrants (the “Representative’s Warrants” and, together with the Tradeable Warrants and the Non-tradeable Warrants, the “Warrants”) previously issued by us in our initial public offering that closed on June 3, 2024. We are not selling any shares of our common stock in this offering, and, as a result, we will not receive any proceeds from the sale of the common stock covered by this prospectus. All of the net proceeds from the sale of our common stock will go to the holders of the Warrants. Upon exercise of the Warrants, however, we will receive proceeds from the exercise of such Warrants if exercised for cash.

The Prospectus and the prospectus supplement also relate to the resale from time to time by the selling stockholders named in the Prospectus (the “Selling Stockholders”) of 82,310 shares of common stock. We will not receive any proceeds from the sale of shares of common stock by the Selling Stockholders pursuant to the Prospectus.

You should read this prospectus supplement in conjunction with the Prospectus. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. Terms used in this prospectus supplement but not defined herein shall have the meanings given to such terms in the Prospectus.

Our common stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “NAKA.” The last reported sale price of our common stock on Nasdaq on September 26, 2025 was $1.15 per share. Our Tradeable Warrants, previously listed on Nasdaq under the symbol “NAKAW,” have been delisted from Nasdaq and are now quoted on the OTC Pink marketplace under the symbol “NAKAW.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 10 of the Prospectus and in the other documents that are incorporated by reference in the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 26, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2025

KINDLY MD, INC.

(Exact name of registrant as specified in its charter)

Utah	001-42103	84-3829824
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5097 South 900 East, Suite 100, Salt Lake City, UT	84117
(Address of Principal Executive Offices)	(Zip Code)

(385) 388-8220

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.001	NAKA	The Nasdaq Stock Market LLC
Tradeable Warrants to purchase shares of Common Stock, par value $0.001 per share	NAKAW	OTC Pink Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.08 Shareholder Director Nominations.

To the extent applicable, the section entitled “2025 Annual Shareholder Meeting” in Item 8.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.08.

Item 8.01 Other Events.

2025 Annual Shareholder Meeting

On September 24, 2025, the board of directors (the “Board”) of Kindly MD, Inc., a Utah corporation (“Kindly”), established December 17, 2025 as the date of Kindly’s 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”) and set October 23, 2025 as the record date for determining stockholders entitled to receive notice of and vote at the 2025 Annual Meeting. The meeting will be a virtual meeting conducted by live webcast on the internet. Additional details regarding the 2025 Annual Meeting, including the time and matters to be voted upon, will be set forth in Kindly’s definitive proxy statement for the 2025 Annual Meeting to be filed with the U.S. Securities and Exchange Commission (the “SEC”).

Because the date of the 2025 Annual Meeting is being advanced by more than 30 calendar days from the anniversary of Kindly’s prior annual meeting held on November 8, 2024, the deadline for stockholder nominations or proposals for consideration at the 2025 Annual Meeting set forth in Kindly’s 2024 Proxy Statement no longer applies. As such, Kindly is filing this Current Report on Form 8-K to inform stockholders of the change in date of the 2025 Annual Meeting and to provide the due date for the submission of any qualified stockholder proposals or qualified stockholder director nominations.

In order for stockholder proposals to be presented at the 2025 Annual Meeting, including by means of inclusion of a stockholder proposal in the proxy materials under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to Kindly’s Second Amended and Restated Bylaws, Kindly must receive proper notice at Kindly’s principal executive offices not later than the close of business on October 6, 2025, which is the tenth (10th) day following the filing date of this Current Report on Form 8-K publicly announcing the date of the 2025 Annual Meeting. Any such proposal must also meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy materials for the 2025 Annual Meeting. The October 6, 2025 deadline will also apply in determining whether notice of a stockholder proposal is timely for purposes of exercising discretionary voting authority with respect to proxies under Rule 14a-4(c) of the Exchange Act. In addition to satisfying the foregoing requirements, stockholders who intend to solicit proxies in support of director nominees other than Kindly’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act and Kindly’s Second Amended and Restated Bylaws by October 6, 2025.

Stockholder written proposals should be delivered to Kindly, MD Inc., c/o General Counsel, 5097 South 900 East, Suite 100, Salt Lake City, Utah 84117. To avoid controversy and establish timely receipt by Kindly, it is suggested that stockholders send their proposals by certified mail, return receipt requested. Any director nominations and stockholder proposals received after the October 6, 2025 deadline will be considered untimely and will not be considered for inclusion in the proxy materials for the 2025 Annual Meeting nor will it be considered at the 2025 Annual Meeting.

Disclosure Channels to Disseminate Information

Kindly investors and others should note that Kindly announces material information to the public about Kindly, its subsidiaries, including Nakamoto Holdings, Inc. (“Nakamoto”), products and services and other issues through a variety of means, including Kindly’s website, Nakamoto’s website, press releases, Kindly’s Securities and Exchange Commission filings, and social media, including our and our Chief Executive Officer’s social media accounts, in order to achieve broad, non-exclusionary distribution of information to the public. Kindly encourages investors and others to review the information we make public in the locations below as such information could be deemed to be material information. Please note that this list may be updated from time to time.

Kindly Website: kindlymd.com

Nakamoto Website: nakamoto.com

For more information for Kindly investors, including press releases, please visit: investors.kindlymd.com

For additional information, please follow the following social media accounts:

Kindly's Social Media Accounts: https://x.com/KindlyMD and https://www.linkedin.com/company/kindlymd

David Bailey's Social Media Accounts: https://x.com/davidfbailey and https://www.linkedin.com/in/david-bailey-btc/

Nakamoto's Social Media Accounts: https://x.com/nakamoto and https://www.linkedin.com/company/nakamotoholdings/

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunder duly authorized.

KINDLY MD, INC.

Dated: September 26, 2025	By:	/s/ David Bailey
David Bailey
Chief Executive Officer

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